Exhibit 10.8

EXECUTION COPY

October 4, 2013

Dr. Rogerio Vivaldi Coelho

716 Newton Street

Brookline, MA, 02467

US

Dear Rogerio:

Further to our offer letter to you dated September 17, 2013 (the “Offer Letter”), this agreement (this “Employment Agreement”) will formalize the terms and conditions of your employment with Cyrenaic Pharmaceuticals, Inc. (the “Company”).

1.                                      Employment.  Subject to the termination of your employment in accordance with Section 8 below, you agree to be employed, and the Company agrees to employ you, effective November 1, 2013 (the “Effective Date”).  The period during which you are actually employed by the Company is referred to as the “Employment Period”.  The Company will relocate its offices to the greater Boston, Massachusetts metropolitan area; these relocated offices will be your principal work location.

2.                                      Position; Duties; Commitment.  During the Employment Period, you will be employed by the Company as its Chief Executive Officer. You will report to the board of directors of the Company (the “Board”), and shall perform such duties consistent with your position as Chief Executive Officer and as may be assigned to you by the Board.  During the Employment Period, the Company shall nominate you for election as a member of the Board at each meeting of the Company’s shareholders at which your election is subject to a vote by the Company’s shareholders and recommend that the shareholders of the Company vote to elect you as a member of the Board.  To the extent so elected, you agree to serve on the Board without additional compensation.  From time to time, you also may be designated to such offices within the Company or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries, and you agree to serve in such offices without additional compensation.  You agree to devote substantially all of your working time, attention and energies to the Company and its Affiliates, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company; provided, however, that, for the avoidance of doubt, you may (i) manage your passive personal investments, (ii) serve on industry, trade, civic, charitable or non-profit corporate boards or committees, and (iii) with the advance written consent of the Board, serve on outside for-profit corporate boards or committees.  For purposes of this Agreement, the term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

3.                                      Base Salary.  During the Employment Period, you will be paid an annual salary (“Base Salary”) at a rate of $425,000, payable in accordance with the Company’s normal payroll practice.  Your Base Salary will be subject to review and increase (but not decrease) by the Board (or a subcommittee thereof) from time to time.

4.                                      Annual Bonus.  For each calendar year that ends during the Employment Period, commencing with the 2014 calendar year, you will be entitled to an annual bonus (“Annual Bonus”) in an amount up to 50% of the Base Salary paid in such calendar year and based upon the achievement of objectives set by the Board (or a subcommittee thereof) following consultation with you; provided, however, that the Board may, in its sole discretion, award an Annual Bonus in excess of 50% of the Base Salary based on performance.  The Annual Bonus with respect to any year shall be paid in the following calendar year as soon as practicable after preparation of the Company’s financial statements, and in all events by May 31, subject to your continued employment through the last day of the calendar year for which the bonus is earned.

5.                                      Special Bonus on an Initial Public Offering.  On the date of the closing of an IPO (the “IPO Closing Date”), subject to your continued employment through such date, you shall receive a payment equal to $250,000.  “IPO” means the initial sale of the equity securities of the Company to the public pursuant to an effective registration statement under the Securities Act of 1933.

6.                                      Option Grant.  Within thirty (30) days following the Effective Date, you will be granted an option (the “Option”) to purchase the number of shares of common stock of the Company equal to 5% of the fully diluted outstanding shares of common stock of the Company on the date of the grant, with an exercise price equal to fair market value on the date of the grant.  Provided you are employed by the Company on each such date, 25% of the shares subject to the Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Option will vest ratably at the end of each quarter over the three (3) year period thereafter.  Upon the date an IPO is priced pursuant to a definitive agreement between the Company and an underwriter, subject to your continued employment through such date and the closing of the IPO, you will be granted an option (the “Anti-Dilution Option”) to purchase a number of shares of common stock of the Company, with an exercise price equal to the price to the public in the IPO, such that, when the Option and the Anti-Dilution Option are aggregated, you continue to hold options to purchase 5% of the fully diluted outstanding shares expected to be outstanding on the closing date of the IPO.  Provided you are employed by the Company on each such date, 25% of the shares subject to the Anti-Dilution Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Anti-Dilution Option will vest ratably at the end of each quarter over the three (3) year period thereafter.  The Option and Anti-Dilution Option shall be granted pursuant to an equity incentive plan to be adopted by the Company, and shall be subject to the terms thereof (to the extent not inconsistent with the terms of this Agreement).

7.                                      Benefits.

(a)                                 During the Employment Period, you will be eligible to participate in medical and life insurance plans, with the Company covering the full cost of such participation, and any other benefit plans as may be established by the Company from time to time.  Notwithstanding the foregoing, if medical and life insurance plans have not been established by the Company as of the Effective Date, the Company will pay the COBRA and life insurance premiums (on a grossed-up basis) for your participation in the medical and life insurance plans that you participate in as of the date hereof, until such time when the Company’s plans have been established.

(b)                                 During the Employment Period, the Company shall reimburse or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by you in furtherance of or in connection with the business of the Company, subject to such reasonable documentation as may required by the Company.

(c)                                  During the Employment Period, in addition to holidays recognized by the Company, you will be entitled to four (4) weeks of paid vacation annually.

8.                                      Termination of Employment.

(a)                                 Death.  Your employment will terminate upon your death.  Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, to be paid within 10 days of your termination of employment, (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates, (iii) any amounts earned under Section 4 but not yet paid, to be paid in accordance with Section 4, (iv) reimbursement for any business expenses incurred by you but not yet paid to you as of the date your employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policy, and (iv) any amounts accrued and payable under the terms of any of the Company’s benefit plans (collectively the “Accrued Obligations”).

(b)                                 Disability.  The Board may terminate your employment by reason of your Disability.  “Disability” means that you have been unable to perform your essential job functions by reason of a physical or mental impairment, notwithstanding the provision of any reasonable accommodation, for a period of 180 days within a period of 365 consecutive days.  Upon such termination, you will be entitled only to the Accrued Obligations.

(c)                                  Termination by the Company for Cause.  The Board may terminate your employment for Cause. “Cause” means that you have (i) been convicted of (x) a felony, or (y) a misdemeanor  involving moral turpitude (other than a minor traffic violation), (ii) committed an act of fraud or embezzlement against the Company or its Affiliates, (iii) materially breached this Employment Agreement and failed to cure such breach within thirty (30) days following written notice from the Company, (iv) materially violated any written policy of the Company and failed to cure such violation within thirty (30) days following written notice from the Company, (v) materially failed or materially refused to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of the Board that are consistent with your position, and such material failure or material refusal has continued after thirty (30) days following written notice from the Company, (vi) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to the Company or its Affiliates, monetarily or otherwise (including with respect to the Company’s ability to comply with its legal or regulatory obligations), or (vii) materially breached your fiduciary duties as an officer or director of the Company.  Upon such termination, you will be entitled only to the Accrued Obligations.

(d)                                 Termination by the Company without Cause.  The Company may terminate your employment for any or no reason.  If such termination is not for Cause and not by reason of your Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy, you will be entitled to (i) continued payment of your Base Salary for twelve (12) months, (ii) payment of your COBRA premiums on a grossed-up basis, less the amount charged to active employees for health coverage, for twelve (12) months, (iii) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus is equal to 50% of your Base Salary) and (iv) immediate vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination and, but for the termination of your employment, would have vested during the twelve (12) month period immediately following the date of termination (collectively, the “Severance Benefits”). Your right to the Severance Benefits shall be conditional upon (x) your continuing compliance with the restrictive covenants contained in Section 9, (y) your continuing material compliance with the provisions of Section 10, and (z) your execution of a customary release of claims relating to your employment (which form does not impose any additional material obligations on you) in the form agreed to between you and the Company (the “Release of Claims”).  You must execute the Release of Claims within forty-five (45) days following the date of the termination of your employment (which release shall be delivered to you within five (5) days following the date of such termination).  The first payment of continued Base Salary and COBRA premiums, together with the pro-rata Annual Bonus payable pursuant to subsection (iii) above, pursuant to this Section 8(d) shall be made on the effective date of the Release of Claims as set forth in this Section 8(d); provided, however, that if the time period to consider and revoke the Release of Claims covers two of your taxable years, payment of Severance Benefits of which any portion is treated as non-qualified deferred compensation pursuant to Section 409A of the Internal Revenue Code will begin in the later taxable year.

(e)                                  Termination by You Without Good Reason.  You may terminate your employment for any or no reason subject to your providing 30 days written notice to the Company. Upon such termination, you will be entitled only to the Accrued Obligations.

(f)                                   Termination by Your For Good Reason.  You may terminate your employment for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than ninety (90) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating your employment for Good Reason within ninety (90) days thereafter if the Company fails to remedy the condition.  For purposes of this Agreement, “Good Reason” shall mean, without your written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the your responsibilities, duties or authority; (ii) reduction in your Base Salary or maximum annual bonus potential; (iii) relocation of your principal work location more than fifty (50) miles from the location of your principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company.  In the event you terminate your employment for Good Reason, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy, you will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 8(d).

9.                                      Restrictive Covenants.

(a)                                 Non-Competition.  During your employment and ending on the twelve (12) month anniversary following the termination of your employment (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Company or its subsidiaries) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, any business anywhere in the world which is primarily engaged in the business of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of your employment (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 9(b)) are therefore not appropriate.  These restrictions shall not prevent you from (y) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that your services for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (z) holding five percent (5%) of the securities of any publicly traded entity.

(b)                                 Non-Solicitation.  During the Restricted Period, you agree not to, directly or indirectly, whether for your own account or for the account of any other individual or entity, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation or was employed during the six month period prior thereto unless such individual had been involuntarily terminated by the Company or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates to terminate such employment.

(c)                                  Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of the Company and its Affiliates to restrict your disclosure or use of Trade Secrets or other Confidential Information relating to the Company and its Affiliates for any purpose other than in connection with your performance of your duties to the Company and its Affiliates, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to the Company and its Affiliates heretofore or in the future obtained by you shall be considered confidential and the proprietary information of the Company and its Affiliates.  Except as required in connection with the performance of your duties, you  shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information,” means any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company.  The term “Trade Secrets or other Confidential Information” does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(d)                                 Discoveries and Works.  All Discoveries and Works made or conceived by you, during the Employment Period, jointly or with others, that relate to the present or anticipated activities of the Company or its Affiliates, or are used by the Company or any Affiliate shall be owned by the Company or any Affiliate.  The term “Discoveries and Works” means Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications, inventions, developments and discoveries.  You shall (a) promptly notify, make full disclosure to, and execute and deliver any documents, including any assignment agreement, requested by the Company or any Affiliate, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or any subsidiary, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or any of its Affiliates, (c) assist the Company or any of its Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or any Affiliate and to protect the title of the Company or any Affiliate thereto, including but not limited to assignments of such patents and other rights to Discoveries and Works.  You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(e)                                  Remedies.  You agree that the Company and its Affiliates’ remedies at law for any breach or threatened breach by you of any of the provisions of this Section 9 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 9 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond.  Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

(f)                                   Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 9 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction on your activities, the provisions of this Section 9 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine  to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

10.                               Future Cooperation.  You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency.  You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11.                               Withholding.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

12.                               Governing Law.  The terms of this Employment Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

13.                               Waiver.  This Employment Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Board.  The failure of either party to enforce any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

14.                               Assignment.  This Employment Agreement is personal to you.  You shall not assign this Employment Agreement or any of your rights and/or obligations under this Employment Agreement to any other person.  The Company may, without your consent, assign this Employment Agreement to a successor to all or substantially all of its stock or assets, provided that the assignee or any successor remains bound by these terms.

15.                               Dispute Resolution.  To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Agreement (except, at the election of either party, for injunctive or declaratory relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 9), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in the Commonwealth of Massachusetts.  In the event of a dispute, a written request for arbitration shall be submitted to the Boston office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Agreement.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be allocated as determined by the arbitrators.  Each party shall bear its own witness expenses and attorneys’ fees, except as otherwise determined by the arbitrators.

16.                               Jointly Drafted Agreement.  This Employment Agreement is and shall be deemed jointly drafted and written by the parties and shall not be construed or interpreted against any party originating or preparing any part of it because of its authorship.

17.                               No Conflicts.  You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Agreement.  You further represent and warrant that you have no knowledge of any fact or circumstance that could prevent or materially delay you or the Company (as a result of your employment hereunder) from obtaining or maintaining any registration, license or other authorization or approval required for (i) you to perform your duties hereunder or (ii) the Company to operate its business as currently contemplated.

18.                               Notices.  All notices and other communications provided for in this Employment Agreement shall be in writing, shall be given to the respective addresses or telecopy numbers set forth in clauses (a) and (b) of this Section 18.

(a)                                 Each notice or other communication to the Company under this Employment Agreement shall be directed as follows or to such other address as Company may have furnished to you in writing in accordance herewith:

Cyrenaic Pharmaceuticals, Inc.

47 Hulfish Street

Princeton, NJ 08542

Facsimile No.:  609-683-5787

Attn:  Lorenzo Pellegrini

Email: lorenzopellegrini@carecapital.com

With a required copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

Facsimile No.:  609.919.6701

Attn:  Denis Segota

E-mail:  dsegota@morganlewis.com

(b)                                 Each notice or other communication to you under this Employment Agreement shall be directed to your home address on file with the Company or to such other address as you may have furnished to the Company in writing in accordance herewith

19.                               Entire Agreement.  Upon the date hereof, this Employment Agreement supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its Affiliates, on the other hand, including the Offer Letter, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

20.                               Counterparts.  This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

21.                               409A Matters.

(a)                     Notwithstanding any provision of this Employment Agreement to the contrary, this Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Employment Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  Any reimbursements or in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Employment Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  The welfare benefit continuation provided during the period of time in which you would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

(b)                     Notwithstanding any provision of the Employment Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Employment Agreement shall be delayed for a period of six (6) months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum on the day immediately following the end of the six (6) month period.  If you die during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate within ninety (90) days after the date of your death.  For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Company.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with Treasury regulation Section 1.409A-1(i).

*     *     *    *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

CYRENAIC PHARMACEUTICALS, INC.

By:	/s/ Lorenzo Pellegrini
Name: Dr. Lorenzo Pellegrini
Title: Director

AGREED TO AND ACCEPTED BY:

/s/ Rogerio Vivaldi Coelho
Rogerio Vivaldi Coelho

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

The Employment Agreement entered into by and between Minerva Neurosciences, Inc. (formerly known as Cyrenaic Pharmaceuticals, Inc.) (the “Company”) and Rogerio Vivaldi Coelho, MD, MBA, dated October 4, 2013 (the “Employment Agreement”) is hereby amended as follows:

1.                                      Section 6 of the Employment Agreement is hereby amended in its entirety to read as follows:

“6.                    Option Grant.  You will be granted an option (the “Initial Option”) to purchase 1,892,528 shares of common stock of the Company with an exercise price per share equal to the fair market value per share of common stock on the date of the grant.  Provided you are employed by the Company on each such date, 25% of the shares subject to the Initial Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Initial Option will vest in equal installments at the end of each quarter over the three (3) year period thereafter.  Upon the date an IPO is priced pursuant to a definitive agreement between the Company and an underwriter, subject to your continued employment through such date, you will be granted an option (the “Anti-Dilution Option”) to purchase a number of shares of common stock of the Company, with an exercise price per share equal to the price per share issued to the public in the IPO, such that, when the Initial Option and the Anti-Dilution Option are aggregated, you hold options to purchase 5% of the fully diluted outstanding shares expected to be outstanding on the closing date of the IPO.  Provided you are employed by the Company on the closing date of the IPO and each vesting date, 25% of the shares subject to the Anti-Dilution Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Anti-Dilution Option will vest in equal installments at the end of each quarter over the three (3) year period thereafter.  The Initial Option and Anti-Dilution Option shall be granted pursuant to an equity incentive plan to be adopted by the Company, and shall be subject to the terms thereof (to the extent not inconsistent with the terms of this Agreement).”

2.                                      Except as modified by this Agreement, all the term and provisions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date indicated below.

ROGERIO VIVALDI COELHO, MD, MBA	MINERVA NEUROSCIENCES, INC.

/s/Rogerio Vivaldi Coelho	By:	/s/ Lorenzo Pellegrini

Dated: 30 Dec., 2013	Title:	Secretary & Director

Dated: 30 December, 2013